Exhibit 99.1

Magnus International Resources Inc. Opts Out Of Xixia
Titanium Property Agreement Based On Due Diligence Review
Of Property
Saturday April 22, 10:14 pm ET

LAS VEGAS, NEVADA--(MARKET WIRE)--Apr 22, 2006 -- Magnus International Resources Inc. ("Magnus") ("the Company")(OTC BB:MGNU.OB - News) announces that, after conducting due diligence, Magnus has elected to opt out of its option to purchase an interest in the Xixia TiO2 property in Henan Province, China.

On March 24, the Company acquired an option to purchase 30% of one of China's potentially large high-quality titanium properties, at Xixia in Henan Province. The Company reasonably believed, based on existing Chinese reports and existing data, that the property contained titanium mineralization of significant value that could be extracted economically.

According to the available documents (which are non-compliant to U.S. Industry Guide 7 and Canadian National Instrument 43-101), the property was reported to contain as much as 22 million tonnes of TiO2 containing 13.2 million tonnes of Titanium metal. Under the terms of the agreement, Magnus initiated a 90-day due diligence period to further evaluate the significant opportunity.

Dr. Paul Taufen, Magnus' chief technical director, enlisted the assistance of several titanium industry experts, including the Consulting Geologist and Engineer Firm of Watts, Griffis and McOuat, and visits to the Xixia TiO2 property site were conducted in mid-April. Based on these visits, and based on consultation with various experts in the titanium industry and existing available information in relation to the property, a detailed and conclusive report was produced by Watts, Griffis and McOuat and certain recommendations were made to the Magnus Board.

The Watts, Griffis and McOuat report reveals some key concerns regarding the economic viability of the property. Among those concerns, the rutile in the mineralized system is of a very fine grain size, and the recovery and marketing of TiO2 as rutile in such a system, if possible at all, would require significant new investment in processing technology. In addition, a high stripping ratio and significant dilution of the potential resource would make bulk mining less feasible, and thus may increase extraction costs significantly.

Based on this report, the opinions of other geological advisors, and Dr. Paul Taufen, the Board has determined that it is not in the best interests of the Company to pursue the property further and the Company will opt out of the March 24 agreement as permitted under the 90-day due diligence review period provision.

Magnus International Resources' Existing Projects in China

Magnus is already well-established in China's gold mining industry. The Company owns 90% of the Huidong part of the Boka-Huidong trend in western China, just north of the same trend where Southwestern Resources has made major discoveries. Mining securities analyst gold resource projections have reached as high as14 million ounces of gold at Southwestern's Boka project. Magnus holds an 83 sq.km section on this same trend, just to the northwest. Over 10,000 soil samples have already been collected and tested, confirming gold concentrations similar to those found in Southwestern's share of the Boka trend. Magnus is also earning a 90% interest in the 113 sq.km Mangshi property in western Yunnan province. Previous results indicate a similar style of gold mineralization to Nevada's Carlin Trend.

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Magnus International Resources, Inc., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of

1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Magnus expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to price volatility of gold and other metals; currency fluctuations; political, operational, and governmental approval and regulation risks in China. For a more detailed discussion of such risks and other factors, please see "Risk Factors" in our Form 10-K for our most recently completed fiscal year, on file with the SEC at www.sec.gov. This document also contains information about adjacent properties on which Magnus has no rights to explore or mine. Investors are cautioned that mineral deposits on adjacent properties are not necessarily indicative of mineral deposits on Magnus' properties.

For further information please refer to the Company's filings with the SEC on EDGAR or refer to Magnus' website at www.magnusresources.com.

If you would like to receive regular updates on Magnus please send your email request to mailto:info@magnusresources.cominfo@magnusresources.com.

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